Exhibit 23.1

Consent of Independent Public Accounting Firm

The Board of Directors
MTS Systems Corporation:

We consent to the incorporation by reference in the registration statements (Nos. 333-172136, 333-172137, 333-187287, and 333-211902) on Form S-8 and the registration statement (No. 333-211901) on Form S-3 of MTS Systems Corporation of our report dated April 23, 2014, except for Note 2, as to which the date is June 7, 2016, with respect to the consolidated statements of income, comprehensive income, stockholders’ equity and cash flows for the year ended December 31, 2013 of PCB Group and subsidiaries, which report appears in the Current Report on Form 8-K/A of MTS Systems Corporation dated August 5, 2016.

(signed) Chiampou Travis Besaw & Kershner LLP

Buffalo, New York
August 5, 2016